Exhibit 10.4

THIRD AMENDMENT TO LEASE

This THIRD AMENDMENT TO OFFICE LEASE ("Third Amendment") is made and entered into as of the 26th day of June, 2020 (the "Effective Date"), by and between HAYWARD POINT EDEN I LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord"), and ARCUS BIOSCIENCES, INC., a Delaware corporation ("Tenant").

r e c i t a l s :

A.

Landlord and Tenant entered into that certain Lease dated September 30, 2015 (the "Original Lease"), as supplemented by that certain Notice of Lease Term Dates dated April 8, 2016 and that certain Notice of First Amendment Lease Term Dates dated July 27, 2016 and that certain Notice of Second Amendment Lease Term Dates dated October 27, 2017 (collectively, the "Notices of Lease Term Dates"), whereby Landlord leased to Tenant and Tenant leased from Landlord those certain premises consisting of approximately 26,467 rentable square feet ("Original Premises") with a street address of 3928 Point Eden Way, Hayward, California (together with 3920 Point Eden Way, Hayward, California, ("Building E").

B.

The Original Lease was amended by that certain First Amendment to Lease dated July 22, 2016 (the "First Amendment"), whereby Landlord and Tenant agreed to expand the Original Premises to include that certain space consisting of approximately 13,644 rentable square feet of space with a street address of 3920 Point Eden Way, Hayward, California (the "Expansion Premises").

C.

The Original Lease and First Amendment were amended by that certain Second Amendment to Lease dated October 12, 2017 (the "Second Amendment"), whereby Landlord and Tenant agreed to expand the Original Premises and the Expansion Premises to that certain space consisting of approximately 30,000 rentable square feet of space (the "Second Expansion Premises") with a street address of 26118 Research Road, Hayward, California ("Building J").  The Original Premises, Expansion Premises and Second Expansion Premises are, collectively, the "Existing Premises."  The Original Lease, the Notices of Lease Term Dates, the First Amendment and the Second Amendment are, collectively, the "Lease."

D.

Tenant desires to (i) expand the Existing Premises to include that certain space consisting of approximately 36,303 rentable square feet of space (the "Third Expansion Premises") with a street address of 3967 Trust Way, Hayward, California ("Building F"), as delineated on Exhibit A attached hereto and made a part hereof, and (ii) make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

a g r e e m e n t :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

./ -///	[Third Amendment] [Arcus Biosciences, Inc.]

1.Capitalized Terms.  All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Third Amendment.

2.Modification of Premises.  Effective as of the date which is six (6) months following the later of (a) July 1, 2020 and (b) the date upon which Landlord delivers all of the Third Expansion Premises to Tenant in the condition required by this Third Amendment (the "Third Expansion Commencement Date"), Tenant shall lease from Landlord and Landlord shall lease to Tenant the Third Expansion Premises.  Landlord anticipates delivering and shall use commercially reasonable efforts to deliver possession of the Third Expansion Premises to Tenant on or about July 1, 2020.  Consequently, effective upon the Third Expansion Commencement Date, the Existing Premises shall be increased to include the Third Expansion Premises.  Landlord and Tenant hereby acknowledge that notwithstanding any provision to the contrary contained in the Lease, such addition of the Third Expansion Premises to the Existing Premises shall, effective as of the Third Expansion Commencement Date, increase the size of the Premises to approximately 106,414 rentable square feet.  The Existing Premises and the Third Expansion Premises may hereinafter collectively be referred to as the "Premises".  Effective as of the Third Expansion Commencement Date, all references in the Lease, as amended, to the Building shall mean (i) Building E when the context applies to Building E or any portion of the Premises located in Building E, (ii) Building J when the context applies to Building J or any portion of the Premises located in Building J, (iii) Building F when the context applies to Building F or any portion of the Premises located in Building F, and (iv) each of Building E, Building J and Building F when the context applies to all of such buildings; provided; however, if casualty damage affects only one Building, the termination rights of the parties under Article 11 of the Original Lease shall apply only to the portion of the Premises in such Building (in which event the rent, security deposit and other amounts herein related to square footage and the definition of "Building" shall be correspondingly revised) and after the expiration of the Lease Term as to the Existing Premises, the Building shall mean only Building F and the Premises shall mean only the Third Expansion Premises.  Notwithstanding the foregoing, if Landlord has not delivered possession of the Third Expansion Premises in the “Delivery Condition” (as that term is defined in Section 1 of Exhibit B), on or before (a) October 1, 2020, then, as Tenant's sole remedy for such delay, other than the right to specific performance, the date Tenant is otherwise obligated to commence payment of rent as to the Third Expansion Space shall be delayed by one (1) day for each two (2) days that the delivery date is delayed beyond such date, or (b) January 1, 2021, then Tenant shall also have the right to terminate this Third Amendment by written notice thereof to Landlord, whereupon any monies previously paid or deliveries previously made by Tenant to Landlord under this Third Amendment shall be promptly returned to Tenant, which dates shall be extended to the extent of any delays in delivery of possession caused by (a) Tenant delays, or (b) events of Force Majeure (which Force Majeure delays shall not exceed ninety (90) days in the aggregate).

3.Lease Term.

3.1.Third Expansion Term.  Landlord and Tenant acknowledge that Tenant's lease of the Existing Premises is scheduled to expire on October 31, 2025, pursuant to the terms of the Lease, and such term shall continue as currently set forth in the Lease and be unmodified by the terms of this Third Amendment.  The term of Tenant's lease of the Third Expansion Premises shall commence on the Third Expansion Commencement Date, and shall expire on the last day of the

./ -///	-2-	[Third Amendment] [Arcus Biosciences, Inc.]

ninety-sixth (96th) full calendar month following the Third Expansion Commencement Date (the "Third Expansion Expiration Date"), unless sooner terminated as provided in the Lease, as hereby amended.  The period of time commencing on the Third Expansion Commencement Date and terminating on the Third Expansion Expiration Date, shall be referred to herein as the "Third Expansion Term."  At any time during the Third Expansion Term, Landlord may deliver to Tenant a notice substantially in the form as set forth in Exhibit C attached to the Original Lease, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) days of receipt thereof.   For purposes of this Third Amendment, the term “Third Expansion Year” shall mean each consecutive twelve (12) month period during the Third Expansion Term; provided, however, that the first (1st) Third Expansion Year shall commence on the Third Expansion Commencement Date and end on the last day of the month in which the first anniversary of the Third Expansion Commencement Date occurs (unless the Third Expansion Commencement Date is the first (1st) day of a calendar month, in which event the first Third Expansion Year shall end on the day immediately preceding the first anniversary of the Third Expansion Commencement Date), and the second and each succeeding Third Expansion Year shall commence on the first day of the next calendar month; and further provided that the last Third Expansion Year shall end on the Third Expansion Expiration Date.

3.2.Option Term for Third Expansion Premises.  Notwithstanding any provision to the contrary contained in the Lease, Landlord and Tenant hereby acknowledge and agree that the option to extend the Lease Term currently set forth in the Lease (i.e., Section 2.2 of the Original Lease, as modified by Section 3.2 of the Second Amendment) shall continue to apply to the Existing Premises, and shall only apply to the Existing Premises.  Tenant shall have an option to extend the Third Expansion Term for the Third Expansion Premises pursuant to the terms of this Section 3.2 only.

3.2.1Option Right for Third Expansion Premises.  Landlord hereby grants to the Original Tenant, and its Permitted Assignees, as defined in the Lease, one (1) option to extend the Third Expansion Term with respect to the Third Expansion Premises only for a period of eight (8) years (the "Option Term"), which option shall be irrevocably exercised only by written notice delivered by Tenant to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the then Third Expansion Term, provided that the following conditions (the "Option Conditions") are satisfied:  (i) as of the date of delivery of such notice, Tenant is not in default under the Lease, after the expiration of any applicable notice and cure period; (ii) Tenant has not previously been in default under the Lease, after the expiration of any applicable notice and cure period, more than twice in the twelve (12) month period prior to the date of Tenant's attempted exercise; and (iii) the Lease then remains in full force and effect.  Landlord may, at Landlord's option, exercised in Landlord's sole and absolute discretion, waive any of the Option Conditions in which case the option, if otherwise properly exercised by Tenant, shall remain in full force and effect.  Upon the proper exercise of such option to extend, and provided that Tenant satisfies all of the Option Conditions (except those, if any, which are waived by Landlord), the Third Expansion Term, as it applies to the Third Expansion Premises, shall be extended for a period of eight (8) years.  The rights contained in this Section 3.2 shall be personal to Original Tenant and any Permitted Assignees, and may be exercised by Original Tenant or such Permitted Assignees (and not by any assignee, sublessee or other Transferee, of Tenant's interest in the Lease).

./ -///	-3-	[Third Amendment] [Arcus Biosciences, Inc.]

3.2.2Option Rent.  The annual Rent payable by Tenant during the Option Term (the "Option Rent") shall be equal to the "Fair Rental Value," as that term is defined below, for the Third Expansion Premises as of the commencement date of the Option Term.  The "Fair Rental Value," as used in this Third Amendment, shall be equal to the annual rent per rentable square foot (including additional rent and considering any "base year" or "expense stop" applicable thereto), including all escalations, at which tenants (pursuant to leases consummated within the twelve (12) month period preceding the first day of the Option Term), are leasing non-sublease, non-encumbered, non-equity space which is not significantly greater or smaller in size than the subject space, with a comparable level of improvements (excluding any property that Tenant would be allowed to remove from the Third Expansion Premises at the termination of the Lease), for a comparable lease term, in an arm's length transaction, which comparable space is located in the "Comparable Buildings," as that term is defined in this Section 3.2.2, below (transactions satisfying the foregoing criteria shall be known as the "Comparable Transactions"), taking into consideration the following concessions (the "Concessions"):  (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (b) tenant improvements or allowances provided or to be provided for such comparable space, and taking into account the value, if any, of the existing improvements in the subject space, such value to be based upon the age, condition, design, quality of finishes and layout of the improvements and the extent to which the same can be utilized by a general office/lab user other than Tenant; and (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space; provided, however, that in calculating the Fair Rental Value, no consideration shall be given to the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant's exercise of its right to extend the Third Expansion Term, or the fact that landlords are or are not paying real estate brokerage commissions in connection with such comparable space.  The Concessions shall be reflected in the effective rental rate (which effective rental rate shall take into consideration the total dollar value of such Concessions as amortized on a straight-line basis over the applicable term of the Comparable Transaction (in which case such Concessions evidenced in the effective rental rate shall not be granted to Tenant)) payable by Tenant.  The term “Comparable Buildings” shall mean the Building and those other life sciences buildings which are comparable to the Building in terms of age (based upon the date of completion of construction or major renovation of to the building), quality of construction, level of services and amenities, size and appearance, and are located in Hayward, California and the surrounding commercial area.

3.2.3Determination of Option Rent.  In the event Tenant timely and appropriately exercises an option to extend the Third Expansion Term, Landlord shall notify Tenant of Landlord's determination of the Option Rent within thirty (30) days thereafter.  If Tenant, on or before the date which is ten (10) days following the date upon which Tenant receives Landlord's determination of the Option Rent, in good faith objects to Landlord's determination of the Option Rent, then Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts.  If Landlord and Tenant fail to reach agreement within ten (10) days following Tenant's objection to the Option Rent (the "Outside Agreement Date"), then Tenant shall have the right to withdraw its exercise of the option by delivering written notice thereof to Landlord within five (5) days thereafter, in which event Tenant's right to extend the Lease pursuant to this Section 3.2 shall be of no further force or effect.  If Tenant does not withdraw its exercise of the extension option, each party shall make a separate determination of the Option Rent, as the case may be, within ten (10) days after the Outside Agreement Date, and such determinations shall

./ -///	-4-	[Third Amendment] [Arcus Biosciences, Inc.]

be submitted to arbitration in accordance with Sections 3.2.3.1 through 3.2.3.7, below.  If Tenant fails to object to Landlord's determination of the Option Rent within the time period set forth herein, then Tenant shall be deemed to have accepted Landlord's determination of Option Rent.

3.2.3.1Landlord and Tenant shall each appoint one arbitrator who shall be a real estate appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the appraisal of other class A life sciences buildings located in the Hayward market area.  The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's submitted Option Rent is the closest to the actual Option Rent, taking into account the requirements of Section 3.2.2 of this Third Amendment, as determined by the arbitrators.  Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date.  Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions.  The arbitrators so selected by Landlord and Tenant shall be deemed "Advocate Arbitrators."

3.2.3.2The two (2) Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator ("Neutral Arbitrator") who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators, except that neither the Landlord or Tenant or either parties' Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance.  The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord's counsel and Tenant’s counsel.

3.2.3.3The three arbitrators shall, within thirty (30) days of the appointment of the Neutral Arbitrator, reach a decision as to whether the parties shall use Landlord's or Tenant's submitted Option Rent, and shall notify Landlord and Tenant thereof.

3.2.3.4The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.

3.2.3.5If either Landlord or Tenant fails to appoint an Advocate Arbitrator within fifteen (15) days after the Outside Agreement Date, then either party may petition the presiding judge of the Superior Court of Alameda County to appoint such Advocate Arbitrator subject to the criteria in Section 3.2.3.1 of this Third Amendment, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Advocate Arbitrator.

3.2.3.6If the two (2) Advocate Arbitrators fail to agree upon and appoint the Neutral Arbitrator, then either party may petition the presiding judge of the Superior Court of Alameda County to appoint the Neutral Arbitrator, subject to criteria in Section 3.2.3.1 of this Third Amendment, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such arbitrator.

3.2.3.7The cost of the arbitration shall be paid by Landlord and Tenant equally.

./ -///	-5-	[Third Amendment] [Arcus Biosciences, Inc.]

3.2.3.8In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to pay the Option Rent initially provided by Landlord to Tenant, and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts of Option Rent due, and the appropriate party shall make any corresponding payment to the other party.

4.Base Rent.

4.1.Existing Premises.  Notwithstanding anything to the contrary in the Lease as hereby amended, Tenant shall continue to pay Base Rent for the Existing Premises in accordance with the terms of the Lease.

4.2.Third Expansion Premises.  Commencing on the Third Expansion Commencement Date and continuing throughout the Third Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Third Expansion Premises as follows:

Third Expansion Year	Annualized Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
1	$1,110,871.80	$92,572.65	$2.55
2	$1,149,752.31	$95,812.69	$2.64
3	$1,189,993.64	$99,166.14	$2.73
4	$1,231,643.42	$102,636.95	$2.83
5	$1,274,750.94	$106,229.25	$2.93
6	$1,319,367.22	$109,947.27	$3.03
7	$1,365,545.08	$113,795.42	$3.13
8	$1,413,339.15	$117,778.26	$3.24

5.Tenant's Share of Direct Expenses.

5.1.Existing Premises.  Tenant shall continue to pay Tenant's Share of Direct Expenses in connection with the Existing Premises in accordance with the terms of the Lease.

5.2.Third Expansion Premises.  Commencing on the Third Expansion Commencement Date, Tenant shall also pay Tenant's Share of Direct Expenses in connection with the Third Expansion Premises in accordance with the terms of the Lease, provided that with respect to the calculation of Tenant's Share of Direct Expenses in connection with the Third Expansion Premises, Tenant's Share shall equal 86.40% of Building F.

./ -///	-6-	[Third Amendment] [Arcus Biosciences, Inc.]

6.Condition of Third Expansion Premises.  Except as specifically set forth in the Tenant Work Letter attached to this Third Amendment as Exhibit B, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Third Expansion Premises, and Tenant shall accept the Third Expansion Premises in its presently existing, "as-is" condition. Tenant shall accept all laboratory services, process utilities and emergency generator in their presently existing, as-is condition and Tenant shall be solely responsible for all costs related to their conditional use.  Tenant shall construct the initial improvements in the Third Expansion Premises only pursuant to the terms of the Tenant Work Letter.

7.Brokers.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Third Amendment other than CBRE, Inc. and Newmark Cornish & Carey (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Third Amendment.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent, other than the Broker, occurring by, through, or under the indemnifying party.  The terms of this Section 7 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

8.Letter of Credit; Security Deposit.  Landlord and Tenant acknowledge that, in accordance with Section 8 of the First Amendment and Section 8 of the Second Amendment, Tenant has previously delivered an L-C in the amount of $201,816.64 and a cash Security Deposit in the amount of $200,219.66 to Landlord.  Notwithstanding anything in the Lease to the contrary, on the Third Expansion Commencement Date, the Security Deposit held by Landlord pursuant to the Lease, as amended hereby, or, at Tenant’s election, the amount of the L-C shall be increased by $235,556.52 (via delivery of a new L-C in such amount or an amendment to the existing L-C, which shall in either event be in a form reasonably acceptable to Landlord and in conformance with the terms of this Lease).  Accordingly, on or before the Third Expansion Commencement Date, Tenant shall deposit with Landlord an amount equal to $235,556.52 in connection with the Third Expansion Premises to be held by Landlord as a part of the Security Deposit, or, at Tenant’s election, provide an additional L-C (or an amendment to the existing L-C) that complies with the requirements in the Lease in the amount of $235,556.52 or an amendment to increase the current L-C by such amount.  To the extent that the total amount held by Landlord at any time after the Third Expansion Commencement Date as security for the Lease, as hereby amended, is less than the amount required, Tenant shall provide the difference to Landlord pursuant to the terms of the Lease.  If the Lease terminates as to the (a) Third Expansion Premises before it terminates as to the Existing Premises, the terms of this Section 8 shall be of no further force and Landlord shall promptly return any amounts held by Landlord in excess thereof pursuant to the terms of the Lease (as if the Lease had expired), and (b) Existing Premises before it terminates as to the Third Expansion Premises, the amount of the Security Deposit and L-C required under the Lease shall be limited to the increased amount required under this Section 8 and Landlord shall promptly return any amounts held by Landlord in excess thereof pursuant to the terms of the Lease (as if the Lease had expired).

./ -///	-7-	[Third Amendment] [Arcus Biosciences, Inc.]

9.Intentionally Deleted.

10.California Accessibility Disclosure.  For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project, Building and Premises (including the Third Expansion Premises) have not undergone inspection by a Certified Access Specialist (CASp).

11.Existing Lease. Landlord represents that it has terminated the existing lease(s) of the Third Expansion Premises (and the existing sublease of the Third Expansion Premises has been terminated), which terminations are effective as of the date of this Third Amendment, provided the outside date by which the existing tenant is required to surrender the Third Expansion Premises to Landlord is July 15, 2020.

12.Signage.  The provisions of Section 23 of the Original Lease shall apply to signage at the Third Expansion Premises and Tenant shall have such signage rights with respect to the Third Expansion Premises.

13.Surrender.  Tenant shall not be required to restore any of the existing alterations in the Existing Premises as of the date of this Third Amendment.

14.Lender Consent.  Landlord represents that there is no mortgage or deed of trust encumbering Buildings E, J or F.

15.Emergency Generator.  There is an existing generator exclusively serving the Third Expansion Premises (the “Third Expansion Generator”).  Tenant shall have the right to connect to such Third Expansion Generator for all of the back-up power provided by such generator.  During the Third Expansion Term, Landlord shall maintain the Third Expansion Generator in good condition and repair, and Tenant shall be responsible for a share of the costs of such maintenance and repair based on the proportion of the Third Expansion Generator capacity allocated to the Third Expansion Premises.  Notwithstanding the foregoing, Landlord shall not be liable for any damages whatsoever resulting from any failure in operation of the Third Expansion Generator, or the failure of the Third Expansion Generator to provide suitable or adequate back-up power to the Third Expansion Premises, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring, or loss to inventory, scientific research, scientific experiments, laboratory animals, products, specimens, samples, and/or scientific, business, accounting and other records of every kind and description kept at the Third Expansion Premises and any and all income derived or derivable therefrom.

16.Right of First Refusal.  The right of first refusal set forth in Section 9 of the Second Amendment shall continue to apply during the Lease Term as to the Existing Premises and the Third Expansion Term, provided that the First Refusal Space is hereby modified such that it also includes all or any portion of the building located at 3955 Trust Way which is commonly known as Building H.

17.Restoration.  Tenant shall not be required to restore any of the alterations or improvements in the Premises as of the date of this Third Amendment, and the percentages in the

./ -///	-8-	[Third Amendment] [Arcus Biosciences, Inc.]

penultimate sentence of Section 2.4 of Exhibit B to the Second Amendment are hereby changed to sixty percent (60%) in subpart (i) and thirty-five percent (35%) in subpart (iii).

18.Force Majeure.  Landlord and Tenant hereby acknowledge and agree that the definition of Force Majeure set forth in Section 29.16 of the Original Lease shall be expanded to include actual or threatened public health emergency (including, without limitation, epidemic, pandemic, famine, disease, plague, quarantine, and other significant public health risk), governmental edicts, actions, declarations or quarantines by a governmental entity or health organization (including, without limitation, any shelter-in-place orders, stay at home orders or any restrictions on travel related thereto that preclude Tenant, its agents, contractors or its employees from accessing the Premises, national or regional emergency).

19.Equipment Pad.  Subject to Landlord’s obligations to maintain the Emergency Generator thereon and perform the Removal Work, Tenant shall have the exclusive right to use the equipment pad adjacent to the Third Expansion Premises (the “Pad”), including the air compressor, storage bunker and any other equipment located thereon (other than the Emergency Generator) (collectively, the “Pad Equipment”), during the Third Expansion Term, at no additional cost, for the storage of chemicals and the placement and operation of Pad Equipment. Tenant shall maintain such Pad and the Pad Equipment at Tenant's sole cost and expense.  Landlord shall not be liable for any damages whatsoever resulting from any failure in operation of the Pad or any of the Pad Equipment, or the failure of such Pad Equipment to provide suitable or adequate services to Tenant or to the Premises, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring, or loss to inventory, scientific research, scientific experiments, laboratory animals, products, specimens, samples, and/or scientific, business, accounting and other records of every kind and description kept at the Premises and any and all income derived or derivable therefrom.  Tenant's obligations with respect to the Premises, including the insurance and indemnification obligations contained in the Lease, and obligations to comply with applicable law shall apply to Tenant's use of the Pad and Pad Equipment.  Tenant shall maintain all required permits in connection with the Pad and Pad Equipment throughout the Lease Term.  Tenant shall surrender the Pad, storage bunker and air compressor (and shall transfer to Landlord all permits maintained by Tenant in connection with the Pad and Pad Equipment during the Lease Term) concurrent with the surrender of the Premises to Landlord as required hereunder in good operating and working order, with all permits current.

20.No Further Modification.  Except as set forth in this Third Amendment, all of the terms and provisions of the Lease shall apply with respect to the Third Expansion Premises and shall remain unmodified and in full force and effect.

[signatures contained on following page]

./ -///	-9-	[Third Amendment] [Arcus Biosciences, Inc.]

IN WITNESS WHEREOF, this Third Amendment has been executed as of the day and year first above written.

LANDLORD:

HAYWARD POINT EDEN I LIMITED PARTNERSHIP,
a Delaware limited partnership

By:HCP Estates USA Inc.,
a Delaware corporation,
its General Partner

By: /s/ Scott Bohn
Name: Scott Bohn
Its: Senior Vice President

TENANT: ARCUS BIOSCIENCES, INC., a Delaware corporation By: /s/ Juan Jaen Name: Juan Jaen Its: President

./ -///	-10-	[Third Amendment] [Arcus Biosciences, Inc.]

EXHIBIT A

OUTLINE OF THIRD EXPANSION PREMISES

./ -///	-1-	[Third Amendment] [Arcus Biosciences, Inc.]

./ -///	-2-	[Third Amendment] [Arcus Biosciences, Inc.]

EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the initial improvement of the Third Expansion Premises by Tenant following the date of this Third Amendment.  This Tenant Work Letter is essentially organized chronologically and addresses the issues of construction, in sequence, as such issues will arise during construction in the Third Expansion Premises.

SECTION 1

CONDITION OF THIRD EXPANSION PREMISES

Landlord shall deliver the Third Expansion Premises to Tenant in good, vacant, broom clean condition, in compliance with applicable laws (to the extent required to allow the legal occupancy of the Third Expansion Premises for the permitted use), fully decommissioned (including decontaminating the storage bunker, scrubber and related ductwork and equipment) and otherwise in substantially the same condition as of the date of this Third Amendment, with the roof water-tight and shall cause the plumbing, electrical systems, fire sprinkler system, lighting, and all other building systems serving the Third Expansion Premises to be in good operating condition and repair (other than the HVAC system which will be delivered as-is and repaired by Tenant pursuant to the terms of Section 2.1 below) (the “Delivery Condition”).  In addition following delivery of the Third Expansion Premises and during Tenant’s performance of the Tenant Improvements and the HVAC work (i.e., the following shall not be a part of the Delivery Condition or Landlord’s delivery obligation with respect to the Third Expansion Premises), Landlord will (i) remove the scrubber and the related ductwork and equipment (provided that Landlord will not remove the storage bunker on the Pad, but will remove the ductwork attached to the storage bunker), (ii) remove any rust and corrosion on the exterior of the storage bunker and (iii) remove all equipment and debris from the Pad, including from within the storage bunker, other than the Emergency Generator, storage bunker and air compressor (the “Removal Work”).  Landlord shall (a) perform the Removal Work in a good and workmanlike manner, in compliance with laws and in a manner  so as to not unreasonably interfere with or delay Tenant’s completion of the Tenant Improvements, (b) coordinate with Removal Work with Tenant so as to not unreasonably interfere with or delay Tenant’s completion of the Tenant Improvements and (c) use commercially reasonable efforts to complete the Removal Work within sixty (60) days following its delivery of the Third Expansion Premises, but in any event shall complete such Removal Work on or before the Third Expansion Commencement Date. Tenant shall accept all laboratory services, process utilities and emergency generator in their presently existing, as-is condition and Tenant shall be solely responsible for all costs related to their conditional use.  Further, Landlord at its sole cost shall be responsible to cause the exterior of Building F, the base Building, the existing Building entrances, and all exterior Common Areas (including required striping and handicapped spaces in the parking areas) to be in compliance with Applicable Laws, ADA and parking requirements, to the extent required to allow the legal occupancy of the Premises for the permitted use or completion of the Tenant Improvements (subject to Tenant's interior design and utilization of existing entrances for required egress from Building F), and the structural portions of Building F to be in compliance with applicable laws and ADA requirements to the extent

./ -///	-1-	[Third Amendment] [Arcus Biosciences, Inc.]

required to allow the legal occupancy of the Third Expansion Premises for the permitted use (subject to Tenant's interior design and utilization of existing entrances for required egress from Building F).  Tenant acknowledges that Tenant has had the opportunity to thoroughly examine the Third Expansion Premises.  Subject to the express terms hereof, Tenant shall accept the Third Expansion Premises in their existing, "as-is" condition on the date of delivery thereof to Tenant.  Except as specifically set forth in the Lease or this Third Amendment, Landlord shall have no obligation to make or pay for any improvements to the Third Expansion Premises.

SECTION 2

TENANT IMPROVEMENTS

2.1

Tenant Improvement Allowance; HVAC Allowance.  Commencing as of the date of this Third Amendment, Tenant shall be entitled to a one-time improvement allowance (the "Tenant Improvement Allowance") in the amount of $544,545.00 (i.e., $15.00 per rentable square foot of the Third Expansion Premises) for the costs relating to the initial design and construction of Tenant's improvements, refurbishment work and other renovations to the Third Expansion Premises or which are "Tenant Improvement Allowance Items," as that term is defined in Section 2.2.1, below (collectively, the "Tenant Improvements").  In addition to the Tenant Improvement Allowance Landlord will reimburse Tenant in an amount not to exceed $434,664.00 (the "HVAC Allowance"), for actual costs incurred by Tenant in connection with certain HVAC repairs, replacements, and other work to be performed by Tenant with respect to the HVAC system, including ductwork, serving the Third Expansion Premises (the "HVAC Costs"), provided that Tenant separately accounts for such HVAC Costs.  The HVAC Allowance will be disbursed in the same manner as Landlord disburses the Tenant Improvement Allowance pursuant to this Tenant Work Letter, Such HVAC work shall (i) be constructed pursuant to the Tenant Work Letter, (ii) be deemed to be a part of the Tenant Improvements, and (iii) be deemed to be a component of the Tenant Improvement Allowance Items, but shall be accounted for and disbursed separately from the Tenant Improvement Allowance.  Subject to the terms of this Exhibit B, in no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter or otherwise in connection with Tenant's construction of the Tenant Improvements or any Tenant Improvement Allowance Items, as defined below, in a total amount which exceeds the sum of the Tenant Improvement Allowance and the HVAC Allowance.  All Tenant Improvements that have been paid for with or reimbursed from the Tenant Improvement Allowance shall be deemed Landlord's property under the terms of the Lease.  Any portion of the Tenant Improvement Allowance as to which Tenant has not properly requested disbursement by December 31, 2021, as such date may be extended by one (1) day for each day (a) Landlord is delayed in delivering the Third Expansion Premises in the required condition beyond July 1, 2020 and (b) of any delay by Tenant in completing the Tenant Improvements due to Coronavirus Delay or due to Landlord Caused Delay, shall revert to Landlord and Tenant shall have no further rights with respect thereto.

2.2	Disbursement of the Tenant Improvement Allowance.

2.2.1Tenant Improvement Allowance Items.  Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the "Tenant Improvement Allowance Items"):

2.2.1.1Payment of all reasonable fees of the "Architect" and the "Engineers," as those terms are defined in Section 3.1 of this Tenant Work Letter, project

./ -///	-2-	[Third Amendment] [Arcus Biosciences, Inc.]

management fees, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord for specialists (such as a structural engineer) if needed for the review of the "Approved Working Drawings," as that term is defined in Section 3.4 of this Tenant Work Letter;

2.2.1.2The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.1.3The payment for all demolition and removal of existing improvements in the Third Expansion Premises;

2.2.1.4The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, costs incurred for removal of existing furniture, fixtures or equipment in the Third Expansion Premises, hoisting and trash removal costs, costs to purchase and install in the Third Expansion Premises equipment customarily incorporated into laboratory improvements or laboratory utility systems, including, without limitation, UPS, DI Systems, boilers, air compressors, glass/cage washers and autoclaves, painting, and contractors' fees and general conditions;

2.2.1.5The cost of any changes in the Base Building when such changes are required by the Approved Working Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.6The cost of any changes to the Approved Working Drawings or Tenant Improvements required by all applicable building codes (the "Code");

2.2.1.7Sales and use taxes;

2.2.1.8Costs expended by Landlord pursuant to Section 4.1.1 of this Tenant Work Letter, below.

2.2.2Disbursement of Tenant Improvement Allowance.  During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.

2.2.2.1Monthly Disbursements.  On or before the fifth (5th) day of each calendar month, during the design and construction of the Tenant Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord:  (i) a request for reimbursement of amounts paid to the "Contractor," as that term is defined in Section 4.1.1 of this Tenant Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Third Expansion Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of "Tenant's Agents," as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials for the Third Expansion Premises; (iii) executed conditional and/or unconditional mechanic's lien releases, as applicable, from all of Tenant's Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132, 8134, 8136 and 8138; and (iv) all other information reasonably requested by Landlord.  As between Landlord and Tenant, Tenant's request for payment shall be deemed Tenant's acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant's payment request.  Within forty-five (45) days thereafter, Landlord shall deliver a check to Tenant made payable to Tenant in payment of the lesser of:  (A) the amounts so requested by

./ -///	-3-	[Third Amendment] [Arcus Biosciences, Inc.]

Tenant as set forth in this Section 2.2.2.1, above, and (B) the balance of any remaining available portion of the Tenant Improvement Allowance, provided that Landlord does not dispute any request for payment based on non-compliance of any work with the "Approved Working Drawings," as that term is defined in Section 3.4 below, or due to any substandard work.  Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request.

2.2.2.2Final Deliveries.  Following the completion of construction of the Tenant Improvements, Tenant shall deliver to Landlord properly executed final mechanic's lien releases in compliance with both California Civil Code Section 8134 and either Section 8136 or Section 8138 from all of Tenant's Agents, and a certificate certifying that the construction of the Tenant Improvements in the Third Expansion Premises has been substantially completed.  Tenant shall record a valid Notice of Completion in accordance with the requirements of Section 4.3 of this Tenant Work Letter.

2.2.2.3Other Terms.  Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvements.  All Tenant Improvement Allowance Items that have been paid for with or reimbursed from the Tenant Improvement Allowance shall be deemed Landlord's property under the terms of the Lease.

2.3	Building Standards. The quality of Tenant Improvements shall be in keeping with the existing improvements in the Premises.
2.4

Removal of Tenant Improvements.  Landlord may, by written notice to Tenant given concurrently with Landlord's approval of the "Final Working Drawings", as that term is defined in Section 3.3, below, require Tenant, prior to the end of the Lease Term, at Tenant's expense, to remove any Tenant Improvements which are deemed to be "Above Standard Tenant Improvements" (defined below) and to repair any damage to the Third Expansion Premises and Building caused by such removal and return the affected portion of the Third Expansion Premises to its previously existing condition.  Other than with respect to Above Standard Tenant Improvements as set forth in this Section 2.4, Landlord shall not require Tenant to remove from the Third Expansion Premises any other Tenant Improvements (to the extent the same are constructed in the Third Expansion Premises in accordance with the terms of this Tenant Work Letter) upon the expiration or any earlier termination of the Lease Term.  “Above Standard Tenant Improvements” shall mean any part of the Tenant Improvements which do not constitute normal and customary general laboratory or office improvements as reasonably determined by Landlord (Above Standard Tenant Improvements shall include, without limitation, improvements such as voice, data and other cabling, raised floors, floor penetrations, any installations outside the Premises or any areas requiring floor reinforcement, personal baths and showers, vaults, rolling file systems, internal stairwells, supplemental air conditioning units and structural alterations of any type).  In addition to the foregoing, the following shall also be considered Above Standard Improvements: (i) laboratory improvements exceeding fifty percent (50%) of the rentable square footage of the Third Expansion Premises, (ii) a vivarium exceeding ten percent (10%) of the rentable square footage of the Third Expansion Premises, or (iii) a chemistry lab exceeding twenty-five percent (25%) of the rentable square footage of the Third Expansion Premises. In addition, Landlord shall not require Tenant to remove any of the Tenant Improvements to the extent they resemble the improvements in the Existing Premises or are predominantly office.

./ -///	-4-	[Third Amendment] [Arcus Biosciences, Inc.]

2.5

Failure to Disburse the Tenant Improvement Allowance.  To the extent that Landlord fails to make payments from the Tenant Improvement Allowance or HVAC Allowance in accordance with the terms of this Tenant Work Letter, and such amounts remain unpaid for thirty (30) days after notice from Tenant, then without limiting Tenant's other remedies under the Lease, Tenant may, after Landlord's failure to pay such amounts within five (5) business days after Tenant's delivery of a second notice from Tenant delivered after the expiration of such 30-day period, pay the same and deduct the amount thereof from the Rent next due and owning under the Lease.  Notwithstanding the foregoing, if during either the 30-day or 5-day period set forth above, Landlord (i) delivers notice to Tenant that it disputes any portion of the amounts claimed to be due, and (ii) pays any amounts not in dispute, Tenant shall have no right to offset any amounts against rent, but may institute proceedings to recover such amounts from Landlord.

SECTION 3

CONSTRUCTION DRAWINGS

3.1

Selection of Architect.  Tenant shall retain an architect/space planner (the "Architect") approved in advance by Landlord (which approval shall not be unreasonably withheld) to prepare the Final Space Plan and Final Working Drawings as provided in Sections 3.2 and 3.3, below.  Landlord hereby approves Ware Malcomb or CAS as the Architect.  Tenant shall retain the engineering consultants or design/build subcontractors designated by Tenant and reasonably approved in advance by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed (the "Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Third Expansion Premises, which work is not part of the Base Building.  All such plans and drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord's reasonable approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith.  Landlord's review of any plans or drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters.

3.2

Final Space Plan.  Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Tenant Improvements before any architectural working drawings or engineering drawings have been commenced.  The final space plan (the "Final Space Plan") shall include a layout and designation of all offices, labs, rooms and other partitioning, their intended use, and equipment to be contained therein.  Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan.  Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Final Space Plan for the Third Expansion Premises if the same is unsatisfactory or incomplete in any respect.  If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.  Landlord shall not unreasonably withhold its consent to the Final Space Plan.

3.3	Final Working Drawings. After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard

./ -///	-5-	[Third Amendment] [Arcus Biosciences, Inc.]

equipment and specifications, including, without limitation, Title 24 calculations, electrical requirements and special electrical receptacle requirements for the Third Expansion Premises, to enable the Engineers and the Architect to complete the "Final Working Drawings" (as that term is defined below) in the manner as set forth below.  Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Third Expansion Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is sufficiently complete to allow all of Tenant's Agents to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit the same to Landlord for Landlord's approval, which shall not be unreasonably withheld, conditioned, or delayed.  Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings.  Landlord shall advise Tenant within seven (7) business days after Landlord's receipt of the Final Working Drawings for the Third Expansion Premises (five (5) business days for re-submissions) if the same is unsatisfactory or incomplete in any respect (provided that, except in the case of re-submissions, if the scope of such Final Working Drawings are such that Landlord cannot reasonably complete its review in such period, Landlord will inform Tenant, and such period will be extended five (5) additional business days).  If Tenant is so advised, Tenant shall promptly cause the Final Working Drawings to be revised in accordance with such review and any disapproval of Landlord in connection therewith.  If Landlord fails to respond to or approve of the Final Working Drawings or any re-submission thereof within the foregoing period after Landlord’s receipt of the Final Working Drawings or any re-submission, Tenant may submit a notice (the “Final Working Drawings Notice”) with the following words in bold font, all capitalized: “FINAL NOTICE: FAILURE TO RESPOND IN TWO (2) BUSINESS DAYS CONSTITUTES APPROVAL BY LANDLORD OF THE FINAL WORKING DRAWINGS.”   Failure of Landlord to respond to or approve of the Final Working Drawings or any re-submission thereof within two (2) business days after Landlord’s receipt of the Final Working Drawings Notice will constitute approval by Landlord of the Final Working Drawings.

3.5

Approved Working Drawings.  The Final Working Drawings shall be approved by Landlord (the "Approved Working Drawings") prior to the commencement of construction of the Third Expansion Premises by Tenant.  Concurrently with Tenant's delivery of the Final Working Drawings to Landlord for Landlord's approval, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits.  Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Third Expansion Premises and that obtaining the same shall be Tenant's responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy.  No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned, or delayed.

./ -///	-6-	[Third Amendment] [Arcus Biosciences, Inc.]

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1	Tenant's Selection of Contractors.

4.1.1The Contractor; Landlord's Project Manager.  Tenant shall retain a licensed general contractor, approved in advance by Landlord, to construct the Tenant Improvements ("Contractor").  Landlord hereby approves MAI Construction, Inc. or Landmark Builders as the Contractor.  Landlord's approval of the Contractor shall not be unreasonably withheld.  Landlord shall retain Project Management Advisors, Inc. ("PMA") as a third party project manager for construction oversight of the Tenant Improvements on behalf of Landlord, and Tenant shall pay a fee to Landlord with respect to the PMA services equal to three percent (3%) of the total cost of the Tenant Improvements (excluding the cost of the HVAC Work), which amount shall be paid by Landlord deducting such amount from the Tenant Improvement Allowance each month while funds therein remain.

4.1.2Tenant's Agents.  All subcontractors, laborers, materialmen, and suppliers used by Tenant and the Contractor shall be known collectively as "Tenant's Agents".  The subcontractors used by Tenant, but not any laborers, materialmen, and suppliers, must be approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed.  Landlord hereby approves of the subcontractors set forth in Schedule 1.  If Landlord does not approve any of Tenant's proposed subcontractors, Tenant shall submit other proposed subcontractors for Landlord's written approval, which approval shall not be unreasonably withheld, conditioned or delayed.

4.2	Construction of Tenant Improvements by Tenant's Agents.

4.2.1Construction Contract; Cost Budget.  Tenant shall engage the Contractor under a commercially reasonable and customary construction contract, reasonably approved by Landlord (collectively, the "Contract").  Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.8, above, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the estimated total costs of the work of the Tenant Improvement project (the "Final Costs").  The difference between the amount of the Final Costs and the amount of the Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Tenant Improvements) is referred to herein as the "Over-Allowance Amount".  The Over-Allowance Amount shall be paid by Tenant out of its own funds following the disbursement of any of the then remaining portion of the Tenant Improvement Allowance.  In the event that, after the Final Costs have been delivered by Tenant to Landlord, the costs relating to the design and construction of the Tenant Improvements shall change, any additional costs necessary to such design and construction in excess of the Final Costs, shall be paid by Tenant as an addition to the Over-Allowance Amount out of its own funds, but Tenant shall continue to provide Landlord with the documents described in Sections 2.2.2.1 (i), (ii), (iii) and (iv) of this Tenant Work Letter, above, for Landlord's approval, prior to Tenant paying such

./ -///	-7-	[Third Amendment] [Arcus Biosciences, Inc.]

costs.  All Tenant Improvements (other than personal property and fixtures) paid for by the Over-Allowance Amount shall be deemed Landlord's property under the terms of the Lease.

4.2.2Tenant's Agents.

4.2.2.1Compliance with Drawings and Schedule.  Tenant's and Tenant's Agent's construction of the Tenant Improvements shall comply with the following:  (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; and (ii) Tenant's Agents shall submit schedules of all work relating to the Tenant's Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant's Agents of any changes which are necessary thereto, and Tenant's Agents shall use commercially reasonable efforts to adhere to such corrected schedule.

4.2.2.2Indemnity.  Tenant's indemnity of Landlord as set forth in Article 10 of the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant's Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant's non-payment of any amount arising out of the Tenant Improvements and/or Tenant's disapproval of all or any portion of any request for payment.  Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord's performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Third Expansion Premises, subject to the terms of the penultimate sentence of Section 10.1 of the Lease.  The foregoing indemnity shall not apply to claims caused by the gross negligence or willful misconduct of Landlord, its member partners, shareholders, officers, directors, agents, employees, and/or contractors or Landlord’s violation of the Lease.

4.2.2.3Requirements of Tenant's Agents.  Each of Tenant's Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of substantial completion of the work under the Contract ("Substantial Completion").  Each of Tenant's Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after Substantial Completion.  The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby.  All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either.  Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.2.2.4Insurance Requirements.

4.2.2.4.1

General Coverages.  All of Tenant's Agents shall carry the following insurance with insurers having a  minimum A.M. best rating of A- VIII or better (i) worker's compensation insurance covering all of Tenant's Agents' respective employees with a waiver of subrogation in favor of Landlord and the property manager, (ii) commercial

./ -///	-8-	[Third Amendment] [Arcus Biosciences, Inc.]

general liability insurance with a limit of not less than $1,000,000 per occurrence and $2,000,000 general aggregate, including products/completed operations and contractual coverage, and including Landlord and its property manager as additional insureds, and (ii) if the cost of such Tenant Improvements exceeds $100,000 in the aggregate, then Builders Risk insurance covering the construction of the Tenant Improvements, and such policy shall include Landlord as an additional insured, it being understood and agreed that the Tenant Improvements shall be insured by Landlord pursuant to the Lease, immediately upon completion thereof.

4.2.2.4.2	Intentionally Omitted.
4.2.2.4.3

General Terms.  Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor's equipment is moved onto the site.  All such policies of insurance must contain a provision that the company writing said policy will endeavor to give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance.  In the event that the Tenant Improvements paid for by Landlord are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant's sole cost and expense.  Tenant's Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for three (3) years following completion of the work.  Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder.  The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Tenant Work Letter.

4.2.3Governmental Compliance.  The Tenant Improvements shall comply in all respects with the following:  (i) all state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer's specifications.

4.2.4Inspection by Landlord.  Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord's failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the Tenant Improvements constitute Landlord's approval of the same.  Should Landlord reasonably disapprove any portion of the Tenant Improvements, on the grounds that the construction is defective or fails to comply with the Approved Working Drawings, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved.  Any such defects or deviations shall be rectified by Tenant at no expense to Landlord, provided however, that in the event a defect or deviation exists that materially adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant's use of such other tenant's leased premises, Landlord may, take such action as Landlord reasonably deems necessary, at Tenant's expense and without incurring any liability on Landlord's part, to correct any such defect, deviation and/or matter, including, without limitation, causing the

./ -///	-9-	[Third Amendment] [Arcus Biosciences, Inc.]

cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord's reasonable satisfaction.

4.2.5Meetings.  Commencing upon the date Tenant begins to plan the Tenant Improvements, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor (once retained) regarding the progress of the preparation of Approved Working Drawings and the construction of the Tenant Improvements, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord's request, certain of Tenant's Agents shall attend such meetings.  In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord.  One such meeting each month shall include the review of Contractor's current request for payment, if any.

4.3

Notice of Completion; Copy of Record Set of Plans.  Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a valid Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation.  If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant's agent for such purpose, at Tenant's sole cost and expense.  At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (x) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (y) to certify to the best of their knowledge that the "record-set" of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, and (z) to deliver to Landlord two (2) sets of copies of such record set of drawings (hard copy and CAD files) within ninety (90) days following Substantial Completion, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Third Expansion Premises.  Within fifteen (15) days after request by Tenant following the Substantial Completion of the Tenant Improvements, Landlord will acknowledge its approval of the Tenant Improvements (provided that such approval has been granted) by placing its signature on a Contractor’s Certificate of Substantial Completion fully executed by the Architect, Contractor and Tenant.  Landlord’s approval shall not create any contingent liabilities for Landlord with respect to any latent quality, design, Code compliance or other like matters that may arise subsequent to Landlord’s approval.

SECTION 5

MISCELLANEOUS

5.1

Tenant's Representative.  Tenant has designated Carlos Mena, as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord from Tenant, shall each have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2

Landlord's Representatives.  Landlord has designated Tara Korlipara & Luann Rosmando with PMA, as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall each have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

./ -///	-10-	[Third Amendment] [Arcus Biosciences, Inc.]

5.3

Time is of the Essence in This Tenant Work Letter.  Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days.  If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

5.4

Tenant's Lease Default.  Notwithstanding any provision to the contrary contained in the Lease or this Tenant Work Letter, if any default by Tenant under the Lease or this Tenant Work Letter occurs at any time on or before the substantial completion of the Tenant Improvements and such default remains uncured ten (10) days following Landlord's notice of such default to Tenant, then in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance.

5.5

Landlord Caused Delays.  Base Rent as to the Third Expansion Premises shall be abated for the number of days of actual delay of the substantial completion of the Tenant Improvements in the Third Expansion Premises to the extent caused by (a) a "Landlord Caused Delay," as that term is defined, below, or (b) “Coronavirus Delay,” as that term is defined in Section 5.6 below, but only to the extent such Landlord Caused Delay or Coronavirus Delay causes the substantial completion of the Tenant Improvements to occur after the date which is six (6) months days following the delivery date.  As used herein, "Landlord Caused Delay" shall mean actual delays in the substantial completion of the Premises to the extent resulting from interference (when judged in accordance with industry custom and practice) with Tenant's construction of the Tenant Improvements to the extent caused by (i) Landlord's failure to timely approve or disapprove any matter requiring Landlord's approval pertaining to the Tenant Improvements within the time periods set forth above or if not specified, within a reasonable period of time; (ii) Landlord's failure to timely disburse the Tenant Improvement Allowance or HVAC Allowance; (iii) material and unreasonable interference by Landlord with substantial completion of the Third Expansion Premises if such interference (A) objectively precludes or delays the construction of Tenant Improvements therein or any portion thereof, and (B) relates to access by Tenant to the Third Expansion Premises or any of the Building's facilities (including loading docks and freight elevators) or services and utilities (including temporary power and parking areas as provided herein) during normal construction hours, or the use thereof during normal construction hours; or (iv) Landlord’s failure to complete the Removal Work on or before the Third Expansion Commencement Date.  If Tenant contends that a Landlord Caused Delay has occurred, Tenant shall notify Landlord in writing of the event which constitutes such Landlord Caused Delay.  Tenant will additionally use reasonable efforts to mitigate the effects of any Landlord Caused Delay through the re-sequencing or re-scheduling of work, if feasible, but this sentence will not be deemed to require Tenant to incur overtime or after-hours costs unless Landlord agrees in writing to bear such costs.  In addition, Tenant shall endeavor to provide notice to Landlord when Tenant becomes aware of any expected or potential Landlord Caused Delays prior to any such delay actually occurring, in order to allow Landlord to attempt to mitigate such potential delay.  If such actions, inaction or circumstance described in the notice (the "Landlord Delay Notice") are not cured by Landlord within one (1) business day of Landlord’s receipt of the Landlord Delay Notice and if such action, inaction or circumstance otherwise qualify as a Landlord Caused Delay, then a Landlord Caused Delay shall be deemed to have occurred commencing as of the date of Landlord’s receipt of the Landlord Delay Notice and ending as of the date such delay ends.

./ -///	-11-	[Third Amendment] [Arcus Biosciences, Inc.]

5.6

Coronavirus Delay.  The term "Coronavirus Delay" shall mean only an actual delay in the completion of the Tenant Improvements which is caused by (x) suspension of construction of the Tenant Improvements affecting all similar construction in the vicinity of the Building due to any law, regulation, ordinance, rule, requirement or order of any governmental authority which may hereafter be adopted or imposed to address the COVID-19 outbreak, (y) delay in the response of any governmental authority to Tenant’s initial submittal of construction drawings for the Improvements, or any subsequent submittals thereof, beyond thirty (30) days after such submittal, if such response delays arise as a result of the COVID-19 pandemic and the effects thereof; or (z) delay in the issuance of a building permit beyond thirty (30) days after Tenant's initial request for issuance or delay in the issuance of a temporary certificate of occupancy or certificate of occupancy permitting Tenant to occupy the Third Expansion Premises beyond thirty (30) days after final inspection of the Third Expansion Premises, or delay in performing any required inspections beyond thirty (30) days after Tenant's request for such inspection , to the extent such issuance delay arises as a result of the COVID-19 pandemic and the effects thereof.  In order for Tenant to claim any Coronavirus Delay, Tenant must notify Landlord in writing (each, a "Coronavirus Delay Notice") specifying the nature of the Coronavirus Delay and the anticipated number of days of Coronavirus Delay.

5.7

Tenant Access.  Tenant may access the Third Expansion Premises in the period from Landlord’s delivery thereof and the Third Expansion Commencement Date for the purpose of planning and installing furniture and equipment or fixtures (including Tenant's data and telephone cabling and equipment) in the Third Expansion Premises, performing Tenant Improvements and conducting business therein; provided, however, if Tenant occupies the Third Expansion Premises for the conduct of business prior to the Third Expansion Commencement Date, Tenant shall pay a pro rata portion of the Base Rent for the Third Expansion Premises at the rate applicable to the first Third Expansion Year with respect to the portion of the Third Expansion Premises occupied by Tenant for the conduct of business and Tenant shall pay Direct Expenses and other Additional Rent with respect to the portion of the Third Expansion Premises occupied by Tenant for the conduct of business.  In connection with the foregoing, Tenant shall provide written notice to Landlord prior to any such occupancy for the conduct of Tenant’s business, which notice will include the portion of the Premises which Tenant shall occupy for the conduct of its business.

./ -///	-12-	[Third Amendment] [Arcus Biosciences, Inc.]

SCHEDULE 1

APPROVED SUBCONTRACTORS

Ceiling & Drywall:

Tisys Construction

Magnum Drywalls

Bayside Drywall

Laboratory Casework:

ISEC

Mechanic & Plumbing:

ACCO Engineered Systems

Therma Mechanical

Thermal Mechanical

Electrical:

RK Electric

Rodda Electric

Howell Electric

./ -///	-1-	[Third Amendment] [Arcus Biosciences, Inc.]